Exhibit 2.1

AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 28, 2025, is made by and among Global Business Travel Group, Inc. (“Parent”), Cape Merger Sub I LLC (“Merger Sub I”), Cape Merger Sub II LLC (“Merger Sub II”), CWT Holdings, LLC (the “Company”), and Redwood Drawdown Partners III, LLC, solely in its capacity as the representative of the equityholders of the Company (the “Member Representative”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated March 24, 2024, as amended on January 17, 2025, March 17, 2025, March 20, 2025 and March 21, 2025 (the “Original Agreement”); and

WHEREAS, pursuant to and in accordance with Section 8.12 of the Original Agreement, the Parties desire to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

(1)	Amendments to the Original Agreement.

a.	Annex A (Definitions). Schedule A and Schedule B set forth certain defined terms and related definitions which are hereby added to Annex A to the Original Agreement and amendments to definitions included in Annex A to the Original Agreement.

b.	The definition “Allocation Percentages” in the Original Agreement is hereby deleted in its entirety and replaced with the following text: “means, with respect to any holder of Company Equity, the percentage of each of the Post-Closing Adjustment (if any), the Purchase Price Adjustment Escrow Amount, Released Cash Amount, Holdback Shares, and the Member Representative Expense Amount, in each case payable to such holder in accordance with the applicable provisions of this Agreement and the Company LLC Agreement, as of immediately prior to the First Merger Effective Time.”.

c.	The text “resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash” in each of subsections (ii) through (vii) of Section 1.7(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following text: “resulting from any purchase price adjustment, release of any Released Cash Amount, release of any Holdback Shares, payment of any Excess Restructuring Costs, or payment of any Fractional Share Cash Equivalent Amount pursuant to Section 1.10, in each case, in cash (or, with respect to Holdback Shares, in shares of Parent Class A Common Stock)”.

d.	The following is hereby added to the Original Agreement as new Section 1.10(h): “Holdback Shares. On the Holdback Release Date, Parent shall release and deliver to the Exchange Agent, for further distribution to the Members in accordance with their Allocation Percentages, (i) a number of Holdback Shares equal to (A) the aggregate number of Holdback Shares minus (B) a number of Holdback Shares equal to (1) fifty percent (50%) of the aggregate cash amount of all Holdback Claims paid or reimbursed by Parent or the Company Group on or prior to the Holdback Release Date, divided by (2) the Parent Trading Price and (ii) any Fractional Share Cash Equivalent Amount with respect to the foregoing; provided that if there are any Holdback Claims that are pending on the Holdback Release Date (“Pending Claims”), the applicable portion of the Holdback Shares as Parent deems reasonably necessary to satisfy such Pending Claims shall be retained by Parent and shall not be released until such Pending Claims are finally resolved. Promptly following the final resolution of all Pending Claims after the Holdback Release Date, Parent shall release and deliver to the Exchange Agent, for further distribution to the Members in accordance with their Allocation Percentages, (i) a number of the remaining Holdback Shares not released and delivered by Parent in accordance with the foregoing sentence, if any, equal to (A) the aggregate number of such remaining Holdback Shares minus (B) a number of Holdback Shares equal to (1) fifty percent (50%) of the aggregate cash amount of all Pending Claims paid or reimbursed by Parent or the Company Group pursuant to the resolution of such Pending Claims, divided by (2) the Parent Trading Price and (ii) any Fractional Share Cash Equivalent Amount with respect to the foregoing. Parent shall, concurrently with the release or retention of any Holdback Shares pursuant to this Section 1.10(h), deliver to the Member Representative a written report setting forth Parent’s calculation of any Non-Core Restructuring Costs paid or reimbursed, or subject to Pending Claims, as of the date of such release or retention, together with any reasonable documentation supporting such calculation.

e.	The following is hereby added to the Original Agreement as new Section 1.10(i): “Excess Restructuring Costs Amount. If the Business Restructuring is completed pursuant to the Restructuring Documents, then reasonably promptly following the Restructuring Costs Release Date, Parent shall (i) deliver to the Member Representative a written report setting forth Parent’s calculation of the Actual Restructuring Costs Amount and the Excess Restructuring Costs Amount, together with any reasonable documentation supporting such calculation, and (ii) if the Excess Restructuring Costs Amount is a positive number, pay, or cause to be paid, to the Member Representative (or an agent appointed by the Member Representative for the purpose of receiving and distributing such amount, in accordance with written instructions provided to Parent by the Member Representative), for further distribution to the Members in accordance with their Allocation Percentages, an amount in cash equal to the Excess Restructuring Costs Amount. The Parties agree that (x) none of Parent, Merger Subs or the Surviving Companies shall be responsible for, or have any liability with respect to, the Excess Restructuring Costs Amount released (if any) to the Member Representative (or such agent so appointed by the Member Representative) in accordance with this Section 1.10(i) and (y) the Members shall only look to the Member Representative for recourse for all matters related to the Excess Restructuring Costs Amount (if any) paid to the Member Representative (or such agent so appointed by the Member Representative).”

f.	The text “the shares of Parent Class A Common Stock issued as part of the Closing Stock Consideration (a) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act” in Section 2.30 of the Original Agreement is hereby deleted in its entirety and replaced with the following text: “the shares of Parent Class A Common Stock issued hereunder (a) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act”.

g.	The text “THESE SECURITIES ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 24, 2024 BY AND AMONG CWT HOLDINGS, LLC, GLOBAL BUSINESS TRAVEL GROUP, INC. AND THE OTHER PARTIES NAMED THEREIN (THE “MERGER AGREEMENT”), AND SUCH SECURITIES MAY NOT BE TRANSFERRED ABSENT A LETTER OF INSTRUCTION FROM THE ISSUER OR AN OPINION OF COUNSEL THAT SUCH TRANSFER IS NOT PROHIBITED BY THE MERGER AGREEMENT” in Section 2.30 of the Original Agreement is hereby deleted in its entirety and replaced with the following text: “THESE SECURITIES ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 24, 2024, AS AMENDED ON JANUARY 17, 2025, MARCH 17, 2025, MARCH 20, 2025, MARCH 21, 2025 AND AUGUST 28, 2025, BY AND AMONG CWT HOLDINGS, LLC, GLOBAL BUSINESS TRAVEL GROUP, INC. AND THE OTHER PARTIES NAMED THEREIN (AS SUCH AGREEMENT MAY BE FURTHER AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “MERGER AGREEMENT”), AND SUCH SECURITIES MAY NOT BE TRANSFERRED ABSENT A LETTER OF INSTRUCTION FROM THE ISSUER OR AN OPINION OF COUNSEL THAT SUCH TRANSFER IS NOT PROHIBITED BY THE MERGER AGREEMENT”.

(2)	Other Matters. The Parties agree to the actions set forth on Schedule B attached hereto.

(3)	Exhibits. The Parties agree that Exhibit C (Form of Letter of Transmittal) and Exhibit E (Form of Exchange Agent Agreement) are hereby deleted in their entirety and replaced with the Exhibits set forth on Schedule C and Schedule D attached hereto.

(4)	Remaining Effect. Except as otherwise expressly provided herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Parties under the Original Agreement, and shall not in any way alter, modify, amend or affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement all of which remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto as if the amendments made hereby were originally set forth in the Original Agreement.

(5)	References. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement. From and after the date of this Amendment, references in the Original Agreement to this “Agreement” or any provision thereof shall be deemed to refer to the Original Agreement or such provision as amended hereby unless the context otherwise requires.

(6)	Miscellaneous. Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.16 of the Original Agreement are hereby incorporated herein, mutatis mutandis.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

PARENT:

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary

MERGER SUB I:

CAPE MERGER SUB I LLC

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Authorized Officer

MERGER SUB II:

CAPE MERGER SUB II LLC

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Authorized Officer

[Signature Page to Amendment No. 5 to Agreement and Plan of Merger]

COMPANY:

CWT HOLDINGS, LLC

By:	/s/ Patrick Andersen
	Name:	Patrick Andersen
	Title:	Chief Executive Officer

MEMBER REPRESENTATIVE:

REDWOOD DRAWDOWN PARTNERS III, LLC, solely in its capacity as Member Representative

By:	/s/ Ruben Kliksberg
	Name:	Ruben Kliksberg
	Title:	Managing Member

[Signature Page to Amendment No. 5 to Agreement and Plan of Merger]

Schedule A

1.	The definition of “Closing Stock Consideration” is hereby deleted in its entirety and replaced with the following text: “means a number of shares of Parent Class A Common Stock equal to (a) (i) an amount equal to (1) the Estimated Purchase Price, minus (2) the Purchase Price Adjustment Escrow Amount, minus (3) the Member Representative Expense Amount, minus (4) the Closing Cash Consideration, divided by (ii) the Parent Trading Price, minus (b) the Holdback Shares; provided that any payment hereunder to be made in the form of shares of Parent Class A Common Stock shall be made only in whole shares, and any fractional shares shall be subject to Section 1.11, issuable in accordance with Section 1.13.”

2.	Clause (f) of the definition of “Debt-Like Items” is hereby amended and restated in its entirety to read as follows:

“(f) (i) all accrued restructuring and severance costs listed in line items L15120, L15111 and L15112 of the Company’s general ledger (excluding, for the avoidance of doubt, any “HR Restructuring Costs” (as defined in the Restructuring SPA) or other amounts (without duplication) that otherwise reduce the “Maximum Cap” (as defined in the Restructuring SPA), in each case, relating solely to the Business Restructuring), in each case determined in accordance with GAAP as historically applied by such Person or its Affiliate (as applicable), plus (ii) the Restructuring Costs Amount,”

3.	The following defined terms and their respective definitions are hereby added to Annex A to the Original Agreement:

(a)	“Actual Restructuring Costs Amount” means an amount equal to fifty percent (50%) of the aggregate cash restructuring costs or cash consideration actually paid or reimbursed prior to the Restructuring Costs Release Date by the Company Group to the Restructuring Counterparty, including any amount that reduces the “Maximum Cap” (as defined in the Restructuring SPA), pursuant to the Restructuring Documents.

(b)	“Excess Restructuring Costs Amount” means an amount, which may be a positive or negative number, equal to (i) $20,000,000, minus (ii) the Actual Restructuring Costs Amount, minus (iii) the amount, if any, by which fifty percent (50%) of the Non-Core Restructuring Costs exceeds $3,000,000.

(c)	“Holdback Shares” means 400,000 shares of Parent Class A Common Stock.

(d)	“Restructuring Costs Amount” means an amount equal to $13,660,000.

(e)	“Restructuring Costs Release Date” means the last date with respect to which any of the aggregate cash restructuring costs or cash consideration are payable or reimbursable by the Company Group to the Restructuring Counterparty pursuant to the Restructuring Documents.